EXHIBIT 99.1

Broadwind Energy Announces Q3 2019 Results

CICERO, Ill., Oct. 29, 2019 (GLOBE NEWSWIRE) --

Highlights:

  Q3 orders total $77M—strong tower demand and record quarterly orders for other heavy fabrications
  Backlog rises to $175 million at September 30th
  Q3 2019 revenue of $46.1 million up 47% from prior year
  Q3 2019 net loss of $.9M, or $.06 per share, all operating segments profitable
  $1.9M Non-GAAP Adjusted EBITDA
  Net Debt declines to $11.5M, liquidity improves to $19.2M

Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $46.1 million in Q3 2019, up 47% compared to $31.4 million in Q3 2018 due primarily to an 84% increase in tower sections sold.

The Company reported a net loss of $.9 million, or $.06 per share, in Q3 2019, compared to a net loss of $.8 million, or $.05 per share, in Q3 2018.  Included in the prior year quarter loss was a $.14 per share positive impact associated with the forgiveness of a $2.2 million new market tax credit loan.

The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) of $1.9 million in Q3 2019, compared to non-GAAP adjusted EBITDA of $.2 million in Q3 2018.

Broadwind CEO Stephanie Kushner stated, “Third quarter results were at the high end of our guidance, with all operating units contributing to the significant year-over-year improvement.  Tower margins were stressed by pricing pressure from imports, and execution challenges due to supply chain shortages as the industry mobilizes for record wind turbine installations next year.  The team delivered despite these challenges.”

Kushner continued, “Our backlog has strengthened and reflects successful progress diversifying our customer base and product offerings.  We booked a significant order to support repowered wind turbines in the quarter with a new customer, and our heavy fabrications customer base is growing in response to our expanded manufacturing capabilities and commercial efforts.  Following three weak quarters, we are seeing some firming in oil and gas gearing demand, and are working to expand our custom gearbox backlog. In Process Systems, we booked our first small orders supporting the solar market. We are tracking well against our $60 million full-year target for diverse orders, with $45 million booked through September 30.”

Kushner concluded, “We expect an increase in shipments in the fourth quarter, with revenue rising to above $50 million and EBITDA in the $1.5 – 2.0 million range, as we continue to navigate through supply chain challenges for wind towers.”

For the nine months ended September 30, 2019, revenue totaled $129.0 million, compared to $98.2 million for the nine months ended September 30, 2018. The 31% increase was due primarily to a 33% increase in tower sections sold and the expansion in other heavy fabrications.

Net loss for the nine months ended September 30, 2019 totaled $3.0 million, compared to a net loss of $11.7 million for the nine months ended September 30, 2018. The improvement is a result of a 46% increase in sales within the Towers and Heavy Fabrication segment, significant operational improvements in the Gearing segment and the absence of the prior year goodwill impairment charge of $5.0 million. Partially offsetting this was the one-time benefit from the $2.2 million impact of the extinguishment of the New Markets Tax Credit loan and the reversal of a $1.1 earn-out reserve in the prior year.

The Company reported non-GAAP adjusted EBITDA of $5.5 million for the nine months ended September 30, 2019 compared to $.7 million for the nine months ended September 30, 2018.  The increase was due to the cash factors described above.

Orders and Backlog

The Company booked $76.5 million of net new orders in Q3 2019, compared to $19.7 million in Q3 2018. Towers and Heavy Fabrications orders surged to $65.6 million in Q3 2019, up from $4.6 million in Q3 2018, driven by strong demand for wind towers, a significant order for fabricated adapters to support windfarm repowering and $9 million in orders for heavy fabrications. Gearing orders totaled $5.9 million in Q3 2019, down from $11.5 million in Q3 2018, due primarily to reduced fracking equipment demand from oil & gas customers. Process Systems orders were up 43% to $5.1 million driven by higher demand for new gas turbine content.

YTD orders totaled $205 million, resulting in a book-to-bill of 1.6.

At September 30, 2019, total backlog rose to $174.7 million, compared to $144.7 million at June 30, 2019, driven by the surge of Tower orders recorded during the quarter.

Segment Results

Towers and Heavy Fabrications
Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.  In Q1 2019, the Company revised and retroactively adjusted the financial statements of its segment reporting by moving the Abilene CNG and Fabrication business to the Towers and Heavy Fabrications segment from the Process Systems segment.

Towers and Heavy Fabrications segment sales totaled $33.8 million in Q3 2019, compared to $18.8 million in Q3 2018. The increased revenue was primarily attributable to an 84% increase in tower sections sold as activity rose to support peak wind turbine installations.

Segment operating profit totaled $.7 million in Q3 2019 compared to an operating loss of $.9 million in Q3 2018. Improved plant utilization associated with higher production levels and lower depreciation were partially offset by the adverse impact on towers of lower pricing resulting from  competition from tower imports. Net income improved comparatively for the Towers and Heavy Fabrications segment to $.5 million in Q3 2019, from a net loss of $.7 million in Q3 2018. Non-GAAP adjusted EBITDA in Q3 2019 was $1.8 million compared to Non-GAAP adjusted EBITDA of $.7 million in Q3 2018, due to the cash factors described above.

Gearing
Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel, wind and other specialized applications.

Gearing segment sales totaled $8.0 million in Q3 2019, compared to $10.1 million in Q3 2018. The $2.1 million reduction was due primarily to lower purchases by oil and gas customers, as the significant expansion of fracking capacity experienced in 2018 subsided.  This reduction was partially offset by increased purchases from Mining and other Industrial customers.  Operating profit increased to $.5 million in Q3 2019, compared to a $.3 million profit in Q3 2018, reflecting the impact of improved product mix during the quarter. The net income for the segment rose comparably to $.4 million in Q3 2019, compared to $.3 million in Q3 2018. The Gearing segment reported $1.1 million of Non-GAAP adjusted EBITDA in Q3 2019 compared to a $1.0 Non-GAAP adjusted EBITDA in Q3 2018.

Process Systems
Broadwind Energy provides contract manufacturing services that include build-to-print, kitting, and inventory management for customers, primarily supporting the natural gas electrical generation market.

Process Systems revenue totaled $4.3 million in Q3 2019 compared to $2.7 million in Q3 2018, due primarily to higher sales to support new natural gas turbine installations.  Operating profit increased to $.1 million in Q3 2019 compared to an operating loss of $.8 million in Q3 2018, reflecting the increase in volume, increased pricing, an improved product mix sold and lower amortization expense.  Net income for the Process Systems segment was $.1 million in Q3 2019, compared to a loss of $2.3 million in Q3 2018, which included a tax adjustment related to the Goodwill impairment recognized in the prior year.  The Process Systems segment reported $.3 million of Non-GAAP adjusted EBITDA for Q3 2019 compared to Non-GAAP adjusted EBITDA loss of $.4 million in Q3 2018.

Corporate
Corporate and other expenses totaled $1.6 million in Q3 2019 compared to $1.3 million in Q3 2018. The rise in net expenses was due primarily to increased compensation costs in the current year.

Cash and Liquidity

During Q3 2019, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) decreased to $5.2 million from $22.0M at June 30, 2019, as deposits related to new tower orders were collected and inventories of pre-buy steel were drawn down. The cash conversion ratio decreased sequentially, from 53 days at June 30, 2019 to 13 days, predominantly driven by the decrease in operating working capital.

Capital expenditures, net of disposals, in Q3 2019 totaled $.6 million.

Debt and finance leases totaled $11.5 million at September 30, 2019.  The Company’s $35 million line of credit with CIBC had a balance of $8.7 million at September 30, 2019.  Availability under the credit line at September 30, 2019 improved to $19.2 million from $8.0 million at June 30, 2019.

Cash assets (cash and short-term investments) remained near zero as expected because the Company’s cash and receipts are automatically applied to the outstanding credit line balance consistent with the terms of the line.

Conference Call

Broadwind Energy will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Tuesday, October 29, 2019, to discuss its 2019 third-quarter financial results. This webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the investors section on the Broadwind Energy website at http://www.bwen.com/investors/events-and-presentations.

About Broadwind Energy, Inc.
Broadwind Energy (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, and stock compensation) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards, as well as new or continuing tariffs on steel or other products imported into the United States; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (v) the sufficiency of our liquidity and alternate sources of funding, if necessary; (vi) our ability to realize revenue from customer orders and backlog; (vii) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (viii) the economy and the potential impact it may have on our business, including our customers; (ix) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (x) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xi) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers with access to lower cost steel; (xii) the effects of the change of administrations in the U.S. federal government; (xiii) our ability to successfully integrate and operate companies and to identify, negotiate and execute future acquisitions; (xiv) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xv)  the limited trading market for our securities and the volatility of market price for our securities; and (xvi) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BWEN INVESTOR CONTACT: Jason Bonfigt, 708.780.4821 jason.bonfigt@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN THOUSANDS) (UNAUDITED)

	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15	$1,177
Accounts receivable, net	22,862	17,455
Inventories, net	31,250	22,670
Prepaid expenses and other current assets	2,387	1,776
Total current assets	56,514	43,078
LONG-TERM ASSETS:
Property and equipment, net	47,017	49,087
Operating lease right-of-use assets	16,150	-
Other intangible assets, net	5,993	6,602
Other assets .	328	398
TOTAL ASSETS	$126,002	$99,165

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$9,592	$11,930
Current portion of finance lease obligations	632	967
Current portion of operating lease obligations	1,468	-
Accounts payable	17,864	11,618
Accrued liabilities	5,488	3,806
Customer deposits	31,064	23,507
Current liabilities held for sale	25	27
Total current liabilities	66,133	51,855
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	802	1,408
Long-term finance lease obligations, net of current portion	479	571
Long-term operating lease obligations, net of current portion	16,686	-
Other	64	1,969
Total long-term liabilities	18,031	3,948
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding .	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,626,489 and 15,982,622 shares issued as of September 30, 2019 and
December 31, 2018, respectively	16	16
Treasury stock, at cost, 273,937 shares as of September 30, 2019 and December 31, 2018,
respectively	(1,842)	(1,842)
Additional paid-in capital .	382,875	381,441
Accumulated deficit .	(339,211)	(336,253)
Total stockholders' equity	41,838	43,362
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$126,002	$99,165

BROADWIND ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues	$46,138	$31,445	$128,967	$98,193
Cost of sales	42,144	29,802	117,532	94,228
Restructuring	-	157	12	388
Gross profit	3,994	1,486	11,423	3,577

OPERATING EXPENSES:
Selling, general and administrative	4,049	3,627	11,772	10,020
Impairment charges	-	-	- 0	4,993
Intangible amortization	203	471	609	1,413
Restructuring	-	-	- 0	36
Total operating expenses	4,252	4,098	12,381	16,462
Operating loss	(258)	(2,612)	(958)	(12,885)

OTHER EXPENSE, net:
Interest expense, net	(610)	(372)	(1,919)	(1,022)
Other, net	(2)	2,247	(20)	2,243
Total other expense, net	(612)	1,875	(1,939)	1,221

Net loss before provision (benefit) for income taxes	(870)	(737)	(2,897)	(11,664)
Provision (benefit) for income taxes	28	13	62	(20)
LOSS FROM CONTINUING OPERATIONS	(898)	(750)	(2,959)	(11,644)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	(33)	1	(93)
NET LOSS	$(898)	$(783)	$(2,958)	$(11,737)

NET LOSS PER COMMON SHARE - BASIC:
Loss from continuing operations	$(0.06)	$(0.05)	$(0.18)	$(0.76)
Income (loss) from discontinued operations	0.00	0.00	0.00	0.00
Net loss	$(0.06)	$(0.05)	$(0.18)	$(0.76)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	16,236	15,541	16,024	15,390

NET LOSS PER COMMON SHARE - DILUTED:
Loss from continuing operations	$(0.06)	$(0.05)	$(0.18)	$(0.76)
Income (loss) from discontinued operations	0.00	0.00	0.00	0.00
Net loss	$(0.06)	$(0.05)	$(0.18)	$(0.76)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	16,236	15,541	16,024	15,390

BROADWIND ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS) (UNAUDITED)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .	$(2,958)	$(11,737)
Income (loss) from discontinued operations	1	(93)
Loss from continuing operations	(2,959)	(11,644)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	5,006	6,990
Deferred income taxes	(11)	(45)
Impairment charges	-	4,993
Remeasurement of contingent consideration	-	(1,140)
Change in fair value of interest rate swap agreements	50	-
Stock-based compensation	765	685
Extinguishment of New Markets Tax Credit obligation	-	(2,249)
Allowance for doubtful accounts	(30)	(48)
Common stock issued under defined contribution 401(k) plan	669	537
Gain on disposal of assets	(1)	(23)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(5,377)	(3,035)
Inventories	(8,580)	(3,814)
Prepaid expenses and other current assets	(737)	(19)
Accounts payable	6,046	3,576
Accrued liabilities	1,632	1,567
Customer deposits	7,557	(2,018)
Other non-current assets and liabilities	303	(1,546)
Net cash provided by (used in) operating activities of continued operations	4,333	(7,233)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,776)	(2,018)
Proceeds from disposals of property and equipment	1	583
Net cash used in investing activities of continued operations	(1,775)	(1,435)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	131,865	103,406
Payments on line of credit	(134,136)	(95,493)
Proceeds from long-term debt	-	2,060
Payments on long-term debt	(698)	(536)
Principal payments on finance leases	(752)	(581)
Proceeds from sale of common stock, net	-	(52)
Net cash (used in) provided by financing activities of continued operations	(3,721)	8,804

DISCONTINUED OPERATIONS:
Operating cash flows	1	(72)
Net cash provided by (used in) discontinued operations	1	(72)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,162)	64
CASH AND CASH EQUIVALENTS beginning of the period	1,177	78
CASH AND CASH EQUIVALENTS end of the period	$15	$142

Supplemental cash flow information:
Interest paid	$1,372	$822
Income taxes paid	$49	$94

Non-cash activities:
Issuance of restricted stock grants	$765	$685
Non-cash purchases of property and equipment	$325	$-

BROADWIND ENERGY, INC. AND SUBSIDIARIES SELECTED SEGMENT FINANCIAL INFORMATION (IN THOUSANDS) (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
ORDERS:
Towers and Heavy Fabrications	$65,559	$4,642	$174,398	$24,316
Gearing	5,877	11,530	18,584	33,044
Process Systems	5,081	3,545	12,153	9,154
Total orders	$76,517	$19,717	$205,135	$66,514

REVENUES:
Towers and Heavy Fabrications	$33,834	$18,810	$91,098	$62,557
Gearing	7,989	10,056	27,282	27,494
Process Systems	4,317	2,676	10,589	8,262
Corporate and Other	(2)	(97)	(2)	(120)
Total revenues	$46,138	$31,445	$128,967	$98,193

OPERATING (LOSS)/PROFIT:
Towers and Heavy Fabrications	$693	$(885)	$789	$(2,441)
Gearing	496	346	2,797	(941)
Process Systems	141	(787)	(116)	(6,675)
Corporate and Other	(1,588)	(1,286)	(4,428)	(2,828)
Total operating loss	$(258)	$(2,612)	$(958)	$(12,885)

BROADWIND ENERGY, INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (IN THOUSANDS) (UNAUDITED)

Consolidated	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Loss from Continuing Operations	$(898)	$(750)	$(2,959)	$(11,644)
Interest Expense	609	372	1,919	1,022
Income Tax Provision/(Benefit)	28	13	62	(20)
Depreciation and Amortization	1,616	2,284	5,006	6,990
Share-based Compensation and Other Stock Payments	496	370	1,425	1,214
Restructuring Costs	-	157	12	424
Impairment Charges	-	-	-	4,993
NMTC Extinguishment Gain	-	(2,249)	-	(2,249)
Adjusted EBITDA (Non-GAAP)	$1,851	$197	$5,465	$730

Towers and Heavy Fabrications Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income/(Loss)	$476	$(722)	$427	$(1,985)
Interest Expense	61	50	190	131
Income Tax Provision/(Benefit)	156	(214)	157	(587)
Depreciation and Amortization	951	1,280	3,024	3,917
Share-based Compensation and Other Stock Payments	187	163	566	497
Restructuring Expense	-	157	12	424
Adjusted EBITDA (Non-GAAP)	$1,831	$714	$4,376	$2,397

Gearing Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income/(Loss)	$435	$344	$2,531	$(949)
Interest Expense	61	2	256	7
Income Tax Provision	1	-	10	-
Depreciation and Amortization	507	566	1,472	1,742
Share-based Compensation and Other Stock Payments	110	77	304	220
Adjusted EBITDA (Non-GAAP)	$1,114	$989	$4,573	$1,020

Process Systems	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income/(Loss)	$134	$(2,340)	$(140)	$(6,185)
Interest Expense	1	1	2	1
Income Tax Provision/(Benefit)	3	1,553	17	(498)
Depreciation and Amortization	123	385	367	1,160
Share-based Compensation and Other Stock Payments	15	8	41	38
Impairment Expense	-	-	-	4,993
Adjusted EBITDA (Non-GAAP)	$276	$(393)	$287	$(491)

Corporate and Other	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Loss from continuing operations	$(1,943)	$1,968	$(5,777)	$(2,525)
Interest Expense	486	319	1,471	883
Income Tax Provision/(Benefit)	(132)	(1,326)	(122)	1,065
Depreciation and Amortization	35	53	143	171
Share-based Compensation and Other Stock Payments	184	122	514	459
NMTC Extinguishment Gain	-	(2,249)	-	(2,249)
Adjusted EBITDA (Non-GAAP)	$(1,370)	$(1,113)	$(3,771)	$(2,196)